EXHIBIT 10.4

SUPERIOR UNIFORM GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, directors, contractors and suppliers of Superior Uniform Group, Inc., (the “Company.”) All Company employees and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

We invite the attention of our suppliers, contractors and business partners to our Business Conduct Guidelines found at www.worklon.com, under the manufacturing and distribution menu at vendor compliance. Specific requirements for vendors, contractors and suppliers as they relate to the subjects discussed in this Code may be found there.

If the law conflicts with a policy in this Code, the employee or director must comply with the law; however if local custom or policy conflicts with this Code, the employee or director must comply with the Code. If an employee or director has any questions about these conflicts, he or she should ask the General Counsel for advice and assistance.

Any employee or director who violates the standards in this Code will be subject to disciplinary action. If any supplier or contractor violates the standards and requirements stated in the Business Conduct Guidelines for suppliers, contractors and business partners, the Company reserves the right to terminate its business relationship with that entity. If anyone is in a situation that they believes may violate or lead to a violation of this Code or the Business Conduct Guidelines, they should follow the guidelines described in Section 21 of this Code.

1. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees, directors, suppliers, contractors and agents must respect and obey the laws of the cities, states and countries in which the Company operates. Although everyone is not expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, the General Counsel or private legal counsel.

The Company holds information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

January 2004

2. Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest interferes, or even appears to conflict in any way with the interests of the Company as a whole. A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when an employee, officer, director or member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. An employee is not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if a question arises, the employee or director should consult with higher levels of management or the General Counsel. Any employee, officer, or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager, or other appropriate personnel, or consult the procedures described in Section 14 of this Code.

3. Insider Trading

Employees or directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company is to be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If a question arises, all employees and directors are encouraged to review the Company’s Federal Securities Law Compliance Guidelines and/or the Company’s Confidentiality And Insider Trading Policy. Copies of the guidelines and the Confidentiality And Insider Trading Policy are available from the General Counsel. If the employee or director continues to have questions, they should contact the General Counsel or the Chief Financial Officer.

4. Corporate Opportunities

Employees, officers, and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No employee or director may use corporate property, information, or position for improper personal gain, and no employee or director may compete with the Company directly or indirectly.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. Competition and Fair Dealing

The Company seeks to outperform competitors fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer, and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, and employees. No employee, officer, or director should take unfair advantage of anyone through manipulation, concealment, or abuse of privileged information, misrepresentation or material facts, or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with the Company’s quality processes and safety requirements is essential. In the context of ethics, quality requires that the Company’s products and services meet reasonable customer expectations. All inspection and testing documents must be handled in accordance with all applicable regulations.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member or an employee, or agent unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. As a general rule, our employees and directors should not accept any business entertainment or gift of a value of more than Twenty Five Dollars ($25.00). Any employee should discuss with his or her supervisor any gifts or proposed gifts that the employee is not certain are appropriate.

6. Discrimination and Harassment

        Equal Opportunity

The Company understands that its ability to remain successful is contingent upon the development and utilization of the full range of human resources. At the heart of this principle is equal employment opportunity.

It is the enduring policy of the Company to support equal employment opportunity to qualified individuals regardless of their race, color, religion, sex, national origin, age, or physical or mental disability, and to conform to applicable laws and regulations. All employees and directors will conduct the business affairs of the company without regard to race, color, religion, sex, national origin, age or physical or mental disability or discriminate in any other manner that is prohibited by the law of the jurisdiction in which they conduct business operations.

This policy is applicable to all facets of the employment relationship, including application and initial employment, promotion and transfer, selection for training opportunity, wage and salary administration, and the application of service, retirement, seniority, and employee benefit plan policies. The Company requires that all suppliers and contractors support equal opportunity in their operations.

Sexual Harassment

It is the obligation of all Company employees, suppliers and contractors to provide a work environment free from sexual harassment. Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct or a sexual nature can be considered sexual harassment when either:

(i)	Submission to such conduct is made either as a direct or implied condition of the individual’s employment.

(ii)	Submission to or rejection of such conduct by an individual is used for the basis of decisions affecting that individual’s employment.

(iii)	Such conduct has the purpose or effect of unreasonable interfering with an individual’s work performance or creating an offensive working environment.

Sexual harassment does not refer to occasional compliments of a socially acceptable nature. It refers to unwelcome behavior, which is personally offensive, and which interferes with work effectiveness.

Sexual harassment is a violation of the law and will not be tolerated. Any employee who feels he or she may have been sexually harassed should notify the Director of Human Resources at (727) 803-7106. The Director of Human Resources will ensure that a prompt, impartial and confidential investigation will be conducted and that persons of the appropriate gender will be involved in the investigation to ensure that proper consideration for modesty, decorum and respect for the sensitivity of the subject matter of the complaint are observed. In the event the complaint is found to have merit, appropriate action will be taken.

7. Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

        Illegal Drugs and Controlled Substances

The Company will take every reasonable precaution to ensure that the abuse of illegal drugs and controlled substances does not occur in the workplace. It is the policy of the Company to comply with applicable laws and regulations pertinent to the maintenance of a drug-free workplace. Any employee who abuses drugs or controlled substances presents a risk to himself or herself, as well as to customers, colleagues, and the public. It is a condition of employment that all Company employees adhere to the Company’s polices regarding illegal drugs and controlled substances.

All employees and directors are prohibited from:

(1) Engaging in the manufacture, distribution, unlawful possession, or unlawful use of any illegal drug or controlled substance, on Company property or while off premises performing work for the Company.

(2) Reporting for work impaired by or working while impaired by any illegal drug or controlled substance.

(3) Using the property of the Company to facilitate the manufacture, sale, unlawful possession or distribution of any illegal drug or controlled substance.

Any employee or director who commits any action in violation of this policy is subject to disciplinary action up to and including discharge. Any employee or director who is convicted under a criminal statute for involving illegal drugs or controlled substances occurring inside or outside the workplace must provide written notification to the Company’s Human Resources Department not later than five (5) days after such conviction.

8. Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If an employee is not sure whether a certain expense is legitimate, the employee should ask his or her supervisor or the Chief Financial Officer. Rules and guidelines are available from the Accounting Department.

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and the Company and its employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, employees or directors must consult with the Company’s Chief Financial Officer and the General Counsel before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

9. Confidentiality

Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential Information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10. Protection and Proper Use of Company Assets

All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported to your supervisor or the head of security for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties against the Company and/or the individuals involved.

11. Unauthorized Payments

The Company prohibits the offering, solicitation, or acceptance of kickbacks by any person or organization in any way involved in activities associated with the acquisition process or any other activities on behalf of the Company. Company employees and directors are prohibited from soliciting or accepting any kickback from a supplier, potential supplier, contractor, or potential contractor or including a kickback on any contract. A “kickback” is defined as any money, fee, commission, credit, gift, gratuity, thing of value, or compensation of any kind that is provided for the purpose of improperly obtaining or rewarding favorable treatment in connection with a contract, the provision of services or the consideration for a business opportunity. This prohibition extends to members of the employee’s or director’s immediate family.

Employees, directors, contractors and suppliers are also specifically prohibited from paying anything of value for the referral of a contract. If you are engaged in activities relating to a contract or prospective contract, you may not accept or provide anything of value from or to any actual or prospective supplier, subcontractor, or prime contractor for the purpose of improperly obtaining or rewarding favorable treatment in connection with a contract.

The “Anti-Kickback Act of 1986” requires each prime contractor or subcontractor promptly to report a violation of the kickback laws to the appropriate Federal agency Inspector General or the Department of Justice if the contractor has reasonable grounds to believe that a violation exists.

The Medicare Anti-Kickback Act prohibits any person from knowingly paying, offering, receiving or soliciting remuneration, directly or indirectly, in return for purchasing, leasing or ordering any item, good or service for which payment may be made under Medicare or Medicaid. This statute may prohibit providing gifts, gratuities, or other inducements to customers or potential customers. The Medicare Anti-Kickback Act may also prohibit certain discounting arrangements.

If you do business with customers who submit claims to Medicare, Medicaid, or other federal health programs, you are expected to follow these rules. Any concerns pertaining to the applicability of this statute should be reported immediately to your supervisor or the General Counsel. You may report any questionable conduct to the Silent Witness or under the Whistle Blower Policy.

Any conflict of interest, offer of a kickback, acceptance of a kickback, or other special treatment by an employee, director, supplier or contractor may result in the appropriate disciplinary action up to and including discharge or the disqualification of the supplier or contractor as a source for the Company. Any questions relating to kickbacks should be directed to the General Counsel.

12. Dealing with Foreign Officials

The Foreign Corrupt Practices Act prohibits offering anything of value to foreign officials for the purpose of improperly influencing an official decision. It also prohibits unlawful political contributions to obtain or retain business. Finally, it prohibits the use of false records or accounts in the conduct of foreign business.

Employees, directors, contractors or suppliers may not promise, offer, or make payments in money, products, or services to any foreign official, either directly or indirectly, in exchange for or to induce favorable business treatment or to affect any governmental decision. In some foreign countries, the law may permit minor payments to clerical personnel to expedite performance of their duties. Such minor payments may be made only with the express approval of the General Counsel, must never exceed Fifty Dollars ($50.00) per payment, and must never be made to gain or retain business.

13. Fair Labor Standards

The Company is committed to abiding by all labor laws. This includes, but is not limited to the Fair Labor Standards Act. We will not knowingly enter into a purchase agreement with any supplier or contractor who fails to comply with the requirements of the Business Conduct Guidelines for suppliers and contractors that may be found at our website or are available upon request. In summary, these guidelines provide:

(i)	All contractors and suppliers must affirm each year that they are not currently in violation of the laws of the jurisdictions in which they operate regarding the payment of wages, overtime, hours of work, child labor, convict and forced labor and health and safety and that they will remain in compliance throughout the duration of our contract.

(ii)	Contractors and suppliers must agree to allow the Company to enter its premises during working hours for the purpose of inspecting working conditions.

(iii)	Contractors and Suppliers must agree to make any records and information available to the Company that may help to determine if they are in compliance with the laws and regulations mentioned in (ii) above.

(iv)	Should the Company discover that a contractor or supplier is not in compliance with the laws and regulations mentioned in (ii) above, it will be deemed a material breach of our contract with that contractor or supplier and, upon written notice, the Company will have no further obligation to fulfill its duties under the contract with that supplier or contractor. The Company will be entitled, in its sole discretion, to return items shipped by the contractor or supplier but not yet received by the Company.

(v)	Finally, the Company requires that all its contractors and suppliers be particularly vigilant about compliance with country of origin and other requirements of the U. S. Customs Service and related agencies, and with all similar requirements of other applicable jurisdictions.

14. Political Activities

The Company strongly believes in the democratic political process and invites all employees and directors to take part in that process on their own time. However, law and regulation limit the Company’s activities. Therefore, no political contribution of corporate funds or use of corporate property, services, or other assets may be made without the written approval of the General Counsel.

Additionally, indirect expenditures on behalf of a candidate or elected official, including travel at Company expense and use of telephones and other Company equipment, may be viewed as a donation. Any questions in this regard should be referred to the Company’s General Counsel. Under no circumstances may any employee or director be reimbursed or compensated in any manner for political activities.

15. Governmental Reporting Requirements

Company employees shall comply with all applicable governmental reporting requirements on an accurate and timely basis. Copies of all such filings shall be retained in the Company’s files until destroyed in accordance with applicable record retention requirements.

16. Contract Negotiations

All certifications and representations to any customer, including the U. S. Government, must be accurate, current, and complete in all respects. Submissions to any customer of a proposal, quotation, or other document or statement that is false, incomplete or misleading may create civil and/or criminal liability for the Company, the employee(s), and anyone who condones such a practice. Each employee, director, contractor or supplier must be honest, accurate, and complete in every representation made on any claim or certification submitted.

17. Bid Practices

U.S. antitrust laws are enacted to promote competition and preserve the free enterprise system. These laws apply to all domestic and certain foreign business transactions by United States companies. Pricing, boycotts, and trade association activity present frequent antitrust issues, which require proper action on the part of the Company. The actions described below constitute infractions of the antitrust laws and must not be committed under any circumstances.

(i)	An agreement with one or more competitors to fix prices at any level or other terms and conditions of sale; to allocate customers or markets; to fix levels of production or production quotas; or to boycott a supplier or customer.

(ii)	Any form of collusion in the submission of competitive bids (i.e., “bid rigging”).

(iii)	An agreement with a customer to fix a resale price.

All employees, directors, contractors and suppliers are directed to take special precautions in this area, as the antitrust laws are exceedingly complicated. This Code of

Business Conduct and Ethics are not intended as a replacement for legal advice. If any employees or directors have any questions concerning the applicability of the antitrust laws, they should contact the General Counsel. Any supplier or contractor should contact legal counsel of their choice.

18. Government Source Selection Information

Employees, directors, contractors and suppliers may not solicit or receive any source selection information, including U. S. Government source selection information, by any means other than through official channels. Source selection information includes, but is not limited to, listings of bid prices before bid openings, listings of proposed costs, source selection plans, technical evaluation plans, technical evaluations or proposals, cost or price evaluations or proposals, competitive range determinations, bid or proposal rankings, reports and evaluation of source selection panels, and other information specifically designated as “source selection information.”

19. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to the shareholders as required by law or stock exchange regulation.

20. Reporting any illegal or Unethical Behavior

Employees or directors are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Employees or directors should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations, or this Code to appropriate personnel under Section 21 of this Code or to use the procedure outlined in the Company’s Whistle Blower Policy. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees or directors. Employees or directors are expected to cooperate in internal investigations of misconduct.

21. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your Human Resources Manager. You may also contact the Company’s Chief Ethics Officer at 727-803-7170 or 1-800-632-2252. If you would prefer, you may notify the Company of your concerns through the procedures established in the Whistleblower policy. If you do not believe any of these methods to be appropriate, you may call the Company’s toll free Silent Witness Program by dialing 1-800-338-2327. A trained Silent Witness operator will be on call twenty-four (24) hours per day, seven days a week. You will not be asked to give your name and the telephone call will not be recorded.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, you anonymity will be protected. The Company does not permit retaliation of any kind against employees or directors for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.